Exhibit 10.3.5
Confidential Treatment Requested by Momenta Pharmaceuticals, Inc.

Execution Version

AMENDMENT NO. 5
to the COLLABORATION AND LICENSE AGREEMENT
This Amendment No. 5 (“Amendment No. 5”) to the Collaboration and License Agreement (the “Agreement”) by and between Sandoz AG, a Swiss corporation with offices located at Lichtstraβe 35, CH 4056 Basel BS, Switzerland (“Sandoz”) and Momenta Pharmaceuticals, Inc., a Delaware company with offices located at 675 West Kendall Street, Cambridge, MA 02142 (“Momenta”) is made effective as of November 30, 2017 (the “Amendment No. 5 Effective Date”). Sandoz and Momenta may hereafter be referred to collectively as the “Parties” and individually as a “Party”.
WHEREAS, Sandoz and Momenta entered into a Collaboration and License Agreement effective as of June 13, 2007, as amended by (i) Amendment No. 1 dated April 25, 2008; (ii) a letter agreement dated December 22, 2008; (iii) Amendment No. 2 dated December 14, 2009, but made effective as of November 1, 2009; (iv) Amendment No. 3 dated April 1, 2011; and (v) Amendment No. 4 dated May 26, 2016; and
WHEREAS, Sandoz and Momenta desire to exclude certain Momenta Patent Rights as of the Amendment No. 5 Effective Date, and return sole and exclusive control of exploitation, preparation, filing, prosecution, maintenance, enforcement, and invalidity defense of such patent rights to Momenta, as further described below; and
WHEREAS, Sandoz and Momenta desire that Sandoz retain the non-exclusive freedom to operate under such patent rights with respect to the Products under the Agreement; and
WHEREAS, the Parties now desire to amend the Agreement to reflect mutually agreed upon revised terms in accordance with the provisions of the Agreement.
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Parties hereto, intending to be legally bound, do hereby agree that the Agreement shall be amended, as of the Amendment No. 5 Effective Date, as follows:
1.The patent rights set forth on Exhibit A (the “Excluded Momenta Patent Rights”) shall be excluded from Momenta Patent Rights, and shall no longer be licensed by Momenta to Sandoz and its Full Affiliates under Section 2.1.1 of the Agreement. For avoidance of doubt, such Excluded Momenta Patent Rights shall as of the Amendment No. 5 Effective Date, no longer be Collaboration Product Specific Patent Rights, Joint Product-Specific Patent Rights, Joint Collaboration Patent Rights, Momenta Collaboration Patent Rights, Momenta Product-Specific Patent Rights, or Product Specific Patent Rights under the Agreement.
2.The exploitation, preparation, filing, prosecution, maintenance, enforcement and invalidity defense of such Excluded Momenta Patent Rights shall be solely and exclusively under the control and at the expense of Momenta.
3.The Excluded Momenta Patent Rights shall no longer be within the scope of the exclusivity covenant in Section 2.3, and subject to Section 5, below, Momenta shall retain all rights to the Excluded Momenta Patent Rights in accordance with Section 2.4 of the Agreement.
4.For clarity, the Excluded Momenta Patent Rights shall no longer be within the scope of the enforcement provision in Section 8.4, the patent invalidity claim in Section 8.6 or the indemnification provision in Section 12.1.
5.Section 2.7 is hereby added to the Agreement:
2.7 Freedom to Operate. Subject to the continuing terms and conditions of this Agreement, Momenta hereby grants to Sandoz and its Full Affiliates during the Term, a nonexclusive license, without the right to grant sublicenses, under the Excluded Momenta Patent Rights to Develop, make, have made, use, sell, offer to sell, lease, import, export, or otherwise Commercialize the Products in the relevant Territory in the Field.
6.Amendment.
6.1 Momenta Indemnification of Sandoz. Section 12.2 of the Agreement is hereby amended and restated in its entirety to read:

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

Confidential Treatment Requested by Momenta Pharmaceuticals, Inc.

Execution Version

“12.2 Momenta Indemnification of Sandoz. Momenta shall indemnify, defend and hold harmless Sandoz Indemnified Parties from and against all Liabilities awarded to a Third Party against Sandoz Indemnified Parties or that may be incurred or paid by any of Sandoz
Indemnified Parties in the defense or compromise of legal or equitable claims asserted by a Third Party, arising out of or resulting from (a) any breach of any representation, warranty, covenant, obligation or agreement by Momenta hereunder, (b) any misrepresentation by Momenta hereunder (including but not limited to any such breach by Momenta of Article 9 – Warranties), (c) any Final Misappropriation Determination with respect to a claim of misappropriation by any Momenta Indemnified Party of any Third Party trade secret or knowhow, or (d) the exploitation, enforcement or defense of the Excluded Momenta Patent Rights.
For clarity, with respect to 12.2(d), Momenta’s indemnification of Sandoz Indemnified Parties includes all Liabilities incurred from the involvement of any Sandoz
Indemnified Parties in the exploitation, enforcement or defense of the Excluded Momenta Patent Rights, should such involvement by compelled by law.”
7.All other terms of the Agreement not amended by this Amendment No. 5 shall remain in full force and effect. All capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Agreement.
8.This Amendment No. 5 may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Amendment No. 5 may be executed by facsimile or electronically transmitted signatures, such as by portable electronic document (PDF), and such signatures shall be deemed to bind each Party hereto as if they were original signatures.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

Confidential Treatment Requested by Momenta Pharmaceuticals, Inc.

Execution Version

IN WITNESS WHEREOF, this Amendment No. 5 to the Agreement has been executed by the authorized representatives of each Party and shall be in full force and effect as of the Amendment No. 5 Effective Date.

SANDOZ AG	MOMENTA PHARMACEUTICALS, INC.
By: /s/ Georg Rieder	By: /s/ Craig Wheeler
Name: George Rieder	Name: Craig Wheeler
Title: Chief Financial Officer Sandoz AG	Title: President and CEO
By: /s/ Claudio Zamuner

Name: Claudio Zamuner

Title:    Head Funds Flow Operations &IT
    Sandoz AG

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

Confidential Treatment Requested by Momenta Pharmaceuticals, Inc.

Execution Version

Exhibit A – Excluded Momenta Patent Rights

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Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.